NOTICE OF VARIATION


To the OFFER TO PURCHASE AND TAKEOVER BID CIRCULAR dated September 25, 1996 in respect of the offer by AOD Acquisition Corp., a wholly-owned subsidiary of American Oilfield Divers, Inc., for all of the issued and outstanding Common Shares of Hard Suits Inc.


TO:         THE HOLDERS OF COMMON SHARES
            OF HARD SUITS INC.


            This Notice of Variation amends the offer (the "Offer") made by AOD Acquisition Corp. (the "Offeror"), a wholly-owned subsidiary of American Oilfield Divers, Inc., to purchase all of the common shares without par value ("Common Shares") of Hard Suits Inc. ("Hard Suits") issued and outstanding at the Expiry Time, on the terms and conditions set forth in the offer to purchase (the "Offer to Purchase") and the accompanying circular (the "Circular") dated September 25, 1996, as amended by the Notice of Extension dated October 16, 1996 (the "Notice of Extension"), by increasing the consideration offered for each Common Share from $1.50 to $1.65, payable in cash.

            This Notice of Variation also effects certain consequential amendments to the Offer to Purchase and the Circular, as amended by the Notice of Extension (together the "Offer Documents"). Except as otherwise set forth in this Notice of Variation, the terms and conditions previously set forth in the Offer Documents will continue to be applicable in all respects, and this Notice of Variation should be read in conjunction with the Offer Documents. Unless the context requires otherwise, the capitalized terms not defined herein have the meanings set forth in the Offer Documents. The term "Amended Offer" means the Offer Documents, as amended by this Notice of Variation.


1.          Variation of the Offer
            The Offeror gives notice that it has varied the Offer by increasing the consideration offered for each Common Share under the Offer from $1.50 to $1.65, payable in cash.

            The Offer, as varied, is at a 55% premium to the closing price of the Common Shares on The Toronto Stock Exchange (the "TSE") on September 24, 1996, the trading day immediately prior to the announcement of the Offer. The closing price of the Common Shares on the TSE on September 24, 1996 was $1.06.

2.          Background to Amendment of the Offer

      (a)   Hard Suits' Response to the Offer

            As disclosed in the Notice of Extension, on October 10, 1996 the board of directors of Hard Suits issued a supplement to its director's circular which advised that the board is making no recommendation with respect to the acceptance or rejection of the Offer. The supplemental directors' circular disclosed a fairness opinion dated October 9, 1996, prepared by C.M. Oliver & Company Limited, which concluded that the consideration offered to the holders of Common Shares pursuant to the Offer was adequate from a financial point of view.

      (b)   Debt Financing Proposed by Hard Suits

            On October 10, 1996 Hard Suits also announced its intention to enter into a $2.5 million financing arrangement with British Columbia Mercantile Corp. and Ventura Management Inc. (the "Debt Financing"), on terms which, in the opinion of the Offeror, are not in the best interests of either Hard Suits or its shareholders. The proposed Debt Financing would involve the issuance of debentures and warrants on terms which include, among other things, an average interest rate of 14% per annum, a redemption premium which could be as high as 100% and the issuance of warrants which, when exercised, would represent more than 27% of the outstanding Common Shares.

      (c)   Hearing Before the British Columbia Securities Commission

            It is the Offeror's position that the Debt Financing would deprive Hard Suits' shareholders of the opportunity to sell their Common Shares under the Offer by making it impossible to fulfill two of the conditions stipulated in the Offer. Accordingly, the Offeror has made an application to the British Columbia Securities Commission (the "Commission") for, among other things, an order cease trading the debentures and warrants proposed to be issued by Hard Suits in connection with the Debt Financing.

            On October 17, 1996 the Commission issued a notice of hearing under sections 96 and 144 of the Securities Act of British Columbia (the "Act") to consider:

            (i) the allegations of the Offeror that Hard Suits has made misleading and improper disclosure in connection with the Offer and the Offeror's request for orders under
                  Section 96(1) of the Act relating to such disclosure;

           (ii) the Offeror's request for orders under Section 144 of the Act cease trading the debentures and warrants proposed to be issued by Hard Suits in connection with the Debt Financing; and

          (iii) such other matters as may properly come before the Commission.

            This hearing is scheduled for 10:00 a.m. on Friday, October 18, 1996. As of the time of this Notice of Variation, the Commission has not announced its decision with respect to the foregoing. However, the Offeror understands that Hard Suits has been advised by the TSE that certain of the terms of the Debt Financing are not acceptable, and, accordingly, that such financing, as originally structured, will not proceed.

      (d)   Offer to Provide Interim Financing

            Since making the Offer, the Offeror has had discussions with Hard Suits and Mr. Nuytten relating, among other things, to the deposit of Mr. Nuytten's Common Shares under the Offer and the interim financing of Hard Suits. As of the date of this Notice of Variation, no undertakings, arrangements, agreements or commitments have been concluded or entered into with either Mr. Nuytten or Hard Suits with respect to any matters relating to the Offer.

            On October 17, 1996 the solicitors for Hard Suits and Mr. Nuytten requested AOD to make an offer to provide interim financing to Hard Suits. In response to this request, AOD has advised Hard Suits that it is prepared to advance the sum of $500,000, which is the amount which AOD understands to be initially required by Hard Suits to satisfy its immediate working capital requirements. AOD has offered to provide this financing at an interest rate equal to AOD's cost of funds (which is currently about 8.5% per annum), on the condition that:

            (i) Hard Suits provides AOD with security which is customary for such loans, including a first charge over all of Hard Suits' assets (subject to prior existing security in favour of Western Economic Diversification Fund);

           (ii) Mr. Nuytten resigns as a director and officer of Hard Suits and a nominee of AOD is appointed to the board in his place; and

          (iii)   board approval is required for any disbursement of funds.

            If the Offer is not successful, AOD's nominee would resign from the board and Hard Suits would have 30 days to repay the loan and all accrued and unpaid interest thereon.

      (e)   Purpose of Amendment of the Offer

            The Offeror believes that, by offering to provide interim financing to Hard Suits on commercially reasonable terms and increasing the consideration offered for Common Shares under the Offer, it has taken reasonable steps in order to satisfy the concerns of the board of directors of Hard Suits with respect to the initial Offer. The Offeror is of the opinion that the Offer, as varied, provides the shareholders of Hard Suits with an excellent opportunity to realize a return on their investment, at a price which is now more than adequate from a financial point of view, particularly in light of the opinion of
            C. M. Oliver & Company Limited that the initial Offer was financially adequate.

3.          Time for Acceptance
            As disclosed in the Notice of Extension, the Amended Offer is open for acceptance until 12:01 a.m. (Vancouver time) on October 30, 1996, or until such later time and date to which the Amended Offer may be further extended, unless withdrawn by the Offeror.

4.          Manner of Acceptance
            The  varied  Offer  may  be  accepted  in  the manner set out in
Section 3 of the Offer to Purchase, "Manner of Acceptance".

5.          Withdrawal of Deposited Common Shares
            As disclosed in the Offer Documents, any Common Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Shareholder at the place of deposit at any time before 12:01 a.m. (Vancouver time) on October 30, 1996.

            The manner in which withdrawals of the Common Shares deposited pursuant to the Offer to Purchase must be effected are set out in Section 8 of the Offer to Purchase, "Withdrawal of Deposited Common Shares", as amended by the Notice of Extension.

6.          Date by Which Common Shares Must be Taken up by the Offeror
            If all of the conditions referred to under Section 4 of the Offer to Purchase, "Conditions of the Offer", have been fulfilled or waived, the Offeror will become obligated to take up and pay for the Common Shares validly deposited and not withdrawn pursuant to the Offer not later than 10 days after the Expiry Time and to make such payment for the Common Shares taken up as soon as practicable, but in any event not later than three days, after taking up the Common Shares. In accordance with applicable law, the Offeror will take up and pay for Common Shares deposited under the Offer subsequent to the date on which it first takes up Common Shares deposited under the Offer not later than 10 days after the deposit of such Common Shares.

7.          Price  Range  and Trading Volume of the Common Shares Since  the
Date of the Offer
            The Common Shares are listed and posted for trading on the TSE. The volume of trading and price ranges of the Common Shares on the TSE since the date of the Offer are set forth in the following table:

Period (1996)                      High      Low     Volume
September 25....................   $1.45    $1.33    61,000
September 26....................    1.55     1.40    47,900
September 27....................    1.50     1.42    20,100
September 30....................    1.51     1.43    91,700
October 1.......................    1.42     1.42    11,300
October 2.......................    1.47     1.30    57,800
October 3.......................    1.45     1.43   128,100
October 4.......................    1.46     1.40     7,800
October 7.......................    1.50     1.30   303,000
October 8.......................    1.52     1.48    74,400
October 9.......................    1.53     1.48    53,500
October 10......................    1.52     1.45   106,600
October 11......................    1.50     1.48    84,200
October 15......................    1.50     1.48   171,133
October 16......................    1.49     1.40   101,900
October 17......................    1.49     1.40    75,033

8.          Source of Funds
            The Offeror estimates that, if it acquires all of the Common Shares sought under the Amended Offer, the total amount of cash required to purchase such Common Shares and to pay related fees and expenses will be approximately $17,100,000. AOD has agreed to fund the Offeror in an amount sufficient to satisfy such cash requirement by way of equity investment in and/or loans to the Offeror. AOD will satisfy such cash requirements from the sources disclosed under "Source of Funds" in the Circular.

9.          Statutory Rights
            Securities legislation in certain of the provinces and territories of Canada provides holders of Common Shares with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to the holders of Common Shares. However, such rights must be exercised within prescribed time limits. Holders of Common Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.



                   APPROVAL AND CERTIFICATE

            The contents  of the Offer and accompanying Circular, as amended by the Notice of Extension dated October 16, 1996 and by this Notice of Variation (collectively, the "Amended Offer"), have been approved, and the sending, communication or delivery thereof to the Shareholders of Hard Suits Inc. has been authorized, by the Board of Directors of the Offeror. The Amended Offer contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the Amended Offer does not contain any misrepresentation likely to affect the value or the market price of the common shares of Hard Suits Inc. which are the subject of the Offer.

DATE: October 18, 1996




       (Signed) GEORGE C. YAX                   (Signed) CATHY M. GREEN
       Chairman of the Board,                  Vice President-Finance and
President and Chief Executive Officer           Chief Financial Officer





                    On behalf of the Board of Directors




     (Signed) RODNEY W. STANLEY                 (Signed) QUINN J. HEBERT
              Director                                  Director